Exhibit 99.1

Gain Therapeutics Reports Financial Results for Second Quarter 2026 and Provides Corporate Update

BETHESDA, Md., August 11, 2026 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the quarter ended June 30, 2026, and provided a corporate update.

“The second quarter marked an important period of execution for Gain, highlighted by FDA authorization of our IND for rexaceract, which positions us to advance into Phase 2 clinical development,” said Gene Mack, President and CEO of Gain Therapeutics. “The encouraging biomarker and clinical data generated to date continue to support the potential disease-modifying properties of rexaceract, and we were pleased to further share these findings with the scientific community at the 3rd International GBA1 Meeting. We believe these data further strengthen the therapeutic rationale for rexaceract across both idiopathic and GBA1 Parkinson’s disease.”

Mr. Mack continued, “We remain focused on completing the ongoing nine-month extension of our Phase 1b study, with final data expected to be presented at the International Congress of Parkinson’s Disease and Movement Disorders in Korea in October 2026, while advancing preparations for our Phase 2 clinical program. As of June 30, 2026, 14 of the 16 participants that elected to enroll in the Phase 1b nine-month extension had completed Day 270 with seven of those crossing the Day 360 mark. To date, MDS-UPDRS scores continue to demonstrate that patients with high baseline CSF GluSph experience an early and durable response to rexaceract that persists through Day 270 and Day 360, while the overall patient group continues to benefit from non-progression of their Parkinson’s symptoms through Day 360. We continue to believe rexaceract has the potential to shift the treatment paradigm beyond symptom management by addressing the underlying biology of Parkinson’s disease, and we look forward to achieving additional clinical and regulatory milestones throughout the remainder of the year.”

Second Quarter 2026 and Recent Corporate and Pipeline Highlights

Pipeline Updates

Rexaceract

●	Presented additional data from the Phase 1b clinical study of rexaceract (GT-02287) that supported its disease-modifying potential via demonstrating the restoration of glucocerebrosidase (GCase) biology at the 3rd International GBA1 Meeting 2026 in May 2026 in Phoenix, AZ.
o	As of May 2026, all 16 participants enrolled in the Phase 1b, nine-month extension remained on study and had completed five months of dosing (Day 150).
o	MDS-UPDRS scores remained stable and durable across the overall study population after 150 days of treatment with rexaceract.
o	Participants with elevated baseline levels of glucosylsphingoshine (GluSph) in cerebrospinal fluid (CSF) continued to benefit more than those with low baseline levels of GluSph in CSF after 150 days of dosing with rexaceract, with a difference of 4.8 points in the sum of MDS-UPDRS Part II and Part III scores between the two groups at Day 150.
o	Participants provided unsolicited descriptions of perceived benefit after 90 days of dosing with rexaceract. Perceived benefits most commonly described included four instances of improved sense of smell and taste, four instances of improved balance or gait, and three instances of improved sleep.
●	Rexaceract accepted as the International Nonproprietary Name (INN) for GT-02287, establishing the compound's official generic name as it continues to advance through clinical development.

GT-04686

●	GT-04686 is moving towards IND-enabling studies and ultimately, clinical development.

o	Current activities are focused on optimizing the program and generating the data necessary to support IND-enabling studies.
o	The advancement of GT-04686 presents an opportunity to bolster the Company’s pipeline and create additional long-term value for shareholders.
o	Initial therapeutic indication for GT-04686 expected to be selected by year end.
o	GT-04686 is the second allosteric modulator developed from Gain’s Magellan™ AI drug discovery platform that is planned for entry into the clinic.

Corporate Updates

Regulatory

●	The U.S. Food and Drug Administration (FDA) completed its review of an Investigational New Drug (IND) application for rexaceract.
o	Acceptance of the IND submission paves the way for initiation of rexaceract Phase 2 clinical development in the U.S., expected during Q3 2026.
o	The acceptance follows positive Phase 1 results for rexaceract in both healthy volunteers and people with Parkinson’s disease demonstrating both biomarker and clinical evidence of activity with favorable safety and tolerability.
o	Rexaceract is the first allosteric modulator developed from Gain’s Magellan™ AI drug discovery platform to receive IND clearance.

Management Changes

●	Promotion of Dr. Joanne Taylor to Chief Scientific Officer, reinforcing the Company's scientific leadership and advancing its research and development strategy.
●	Promotion of Terenzio Ignoni to Chief Operating Officer, strengthening the Company's executive leadership and operational execution.

Upcoming Anticipated Milestones

●	Phase 2 clinical trial of rexaceract in people with Parkinson’s disease expected to begin in Q3 2026.
●	Final results from Phase 1b clinical study of rexaceract expected in Q4 2026.
●	GT-04686 initial target indication expected in Q4 2026.

Q2 2026 Financial Results

Research and development (R&D) expenses decreased by $0.6 million to $2.1 million for the three months ended June 30, 2026, compared to $2.8 million for the three months ended June 30, 2025. The decrease in research and development expenses was primarily related to lower costs associated with our lead program compound GT-02287 (rexaceract) for the treatment of Parkinson’s Disease and optimization of the pipeline, together with lower research and development personnel expenses, partially offset by the expiration of the grant awarded by Innosuisse under the Swiss Accelerator program in April 2026 and unfavorable foreign exchange currency translation as the Swiss franc and Australian dollar strengthened against the U.S. dollar.

General and administrative (G&A) expenses increased by $0.2 million to $2.5 million for the three months ended June 30, 2026, compared to $2.3 million for the three months ended June 30, 2025. The increase in general and administrative expenses for the period was primarily attributable to higher professional fees, higher personnel costs, and unfavorable foreign exchange currency translation as the Swiss franc strengthened against the U.S. dollar.

Net loss for the three months ended June 30, 2026, was $0.11 per share, basic and diluted, compared to $0.19 per share, basic and diluted, for the three months ended June 30, 2025.

Cash and cash equivalents were $13.1 million as of June 30, 2026, compared to $20.8 million as of December 31, 2025.

About Rexaceract

Gain Therapeutics’ lead drug candidate rexaceract, formerly known as GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is a beta-glucocerebrosidase (GCase) positive allosteric modulator, antiparkinsonian, that restores the function of the lysosomal enzyme GCase which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors, by stabilizing and chaperoning it to the lysosomes and mitochondria. In preclinical models of PD, rexaceract restored GCase enzymatic function, reduced endoplasmic reticulum stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, rexaceract was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting.

Compelling preclinical data in models of both GBA1-PD and idiopathic PD, demonstrating a disease-modifying effect after administration of rexaceract, suggest that rexaceract may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of rexaceract in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with an increase in GCase activity among those receiving rexaceract at clinically relevant doses.

Rexaceract is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which enrolled participants across seven sites in Australia, is to evaluate the safety and tolerability of rexaceract after three months of dosing in people with Parkinson’s disease. The Phase 1b study extension allows participants to continue to be treated with rexaceract for up to a total of 12 months.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, rexaceract is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. Rexaceract has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, statements regarding: the development of the Company’s current or future product candidates; expectations regarding the timing of patient enrollment and the completion and timing of results from a Phase 1b clinical study for rexaceract, including any extension studies; the timing of any submissions to the FDA or other regulatory bodies and agencies; the timing of the commencement of the Phase 2 clinical study for rexaceract; the ability for the Company to enroll patients in its planned Phase 2 clinical study for rexaceract; the Company’s ability to replicate positive results from earlier preclinical studies or clinical trials in current or future clinical trials; the Company’s business development activities, strategic collaborations, licensing opportunities and financing activities; the advancement, prioritization and timing of the Company’s pipeline programs, including GT-04686; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2025 and other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Director, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

Chuck Padala

Managing Director

chuck@lifesciadvisors.com

Media:

Russo Partners LLC

Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(760) 846-9256

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Operating expenses:
Research and development	$(2,138,204)	$(2,758,973)	$(4,901,544)	$(5,015,983)
General and administrative	(2,543,448)	(2,330,553)	(5,133,653)	(4,442,919)
Total operating expenses	(4,681,652)	(5,089,526)	(10,035,197)	(9,458,902)

Loss from operations	(4,681,652)	(5,089,526)	(10,035,197)	(9,458,902)

Other income (expense):
Interest income, net	61,062	42,568	154,114	82,981
Foreign exchange gain (loss), net	49,089	(620,924)	(116,084)	(721,510)
Loss before income tax	(4,571,501)	(5,667,882)	(9,997,167)	(10,097,431)

Income tax	(104,070)	(141,205)	(287,136)	(241,714)

Net loss	$(4,675,571)	$(5,809,087)	$(10,284,303)	$(10,339,145)

Net loss per share:
Net loss per share attributable to common stockholders - basic and diluted	$(0.11)	$(0.19)	$(0.24)	$(0.35)
Weighted average common stock - basic and diluted	42,879,541	30,341,523	42,556,688	29,518,045

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$13,084,144	$20,837,628
Tax credits	210,494	179,701
Prepaid expenses and other current assets	1,675,110	1,219,809
Total current assets	14,969,748	22,237,138

Noncurrent assets:
Property and equipment, net	47,026	74,916
Internal-use software, net	76,782	102,837
Operating lease right-of-use assets	266,861	334,090
Restricted cash	35,589	36,296
Long-term deposits and other noncurrent assets	25,933	33,698
Total noncurrent assets	452,191	581,837
Total assets	$15,421,939	$22,818,975

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,220,365	$825,027
Operating lease liabilities - current	109,428	119,876
Other current liabilities	1,980,444	2,306,624
Loans - current	123,628	100,869
Total current liabilities	3,433,865	3,352,396

Noncurrent liabilities:
Defined benefit pension plan	319,225	390,509
Operating lease liabilities - noncurrent	156,760	211,238
Loans - noncurrent	220,058	300,084
Total noncurrent liabilities	696,043	901,831
Total liabilities	$4,129,908	$4,254,227

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	$—	$—
Common stock, $0.0001 par value: 100,000,000 shares authorized; 43,340,501 and 42,073,807 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	4,335	4,209
Additional paid-in capital	121,924,254	119,139,677
Accumulated other comprehensive income	1,003,752	776,869
Accumulated deficit	(101,356,007)	(81,194,908)
Loss of the period	(10,284,303)	(20,161,099)
Total stockholders’ equity	11,292,031	18,564,748
Total liabilities and stockholders’ equity	$15,421,939	$22,818,975